Exhibit 4.57

Form of Sales Contract

Contract No.: ___________
 Signing Place: Jiangning District, Nanjing
Signing Date: ___________

The Seller: China Sunergy (Nanjing) Co., Ltd.	The Buyer: CEEG (Shanghai) Solar Science and Technology Co., Ltd.
Add.: No. 123, West Focheng Road, Economy and Technology Development Zone, Jiangning, Nanjing	Add.: No.68，West Gangde Road, Songjiang District, Shanghai
Postal code: 211100	Postal code: 214128
Legal representative: Lu Tingxiu	Legal representative: Cai Zhifang
Contact person: Chang Tong	Authorized agent: Tao Qiang
Tel.: 025-52766701	Tel.: 021-57850711
Fax: 025-52766767	Fax: 021-57850700

The Buyer and the Seller enter into and abide by this agreement on the following stipulations according to the Contract Law of the People’s Republic of China:

1.	Goods summary

Name of goods	Specification and parameter	Quantity	Unit	Unit price(USD/W) Without 17% of Value added tax (“VAT”)	Amount (USD)
Monocrystalline 125×125mm crystal silicon solar cells	Monocrystalline 125*125mm Single cell efficiency: ≥16.75% Average efficiency:17.25% (SE or HP)	1.25	MW	3.65	4,562,500
In total		1.25	MW	3.65	4,562,500
Total amount (in words): Around RMB thirty six million five hundred thousand (subject to benchmark price of exchange rate between US dollar and RMB issued by Bank of China on the actual payment date). Amount under the Contract shall be settled on the basis of RMB. Unit price of cells in RMB= USD3.65*benchmark price of exchange rate between US dollar and RMB issued by Bank of China on the actual payment date *1.17

Remark: RMB price including 17% of VAT

2.	Time and terms of payment
2.1 After the effectiveness of the Contract, the Buyer shall remit the payment which accounts for 30% of total price of cells of each shipment into the account designated by the Seller within three days before picking up the goods. The remaining 70% of payment for goods shall be remitted by the Buyer to the account designated by The Seller within 20 days after the shipment.
2.2 If the Buyer receives payment for modules from SUNPOWER in advance after the shipment made by the Seller (the Buyer receives payment for modules from SUNPOWER within 15 days after the shipment made by the Seller), the remaining 70% of payment shall be remitted to the account designated by the Seller within 5 days after the Buyer receives payment for modules from SUNPOWER (other settlement methods are not acceptable).

2.3 If the Buyer fails to make payment in accordance with above agreed terms, the Seller has the right to cease supply of goods until the Buyer makes payment. This agreement shall not be deemed as violation of Article 4.4.
Account designated by the Seller: Jiangning Sub-branch of China Merchants Bank,
A/C No.:: 078002380175610001
3.	Packing requirements: The goods shall be packed in carton boxes suitable for highway transportation so as to meet requirements for long-distance and long-time transportation.
4.	Place and term of delivery
4.1 Place of delivery: the Seller’s location
4.2 The Buyer shall be responsible for goods transportation and insurance. If the Buyer asks the Seller to arrange the transportation, freight and risk shall be borne by the Buyer and the Buyer shall cover the insurance.
4.3 __________________. Date of subsequent supply: the Seller shall deliver each batch of cells within 45 days upon receipt of silicon materials purchased from SUNPOWER. Subsequent delivery schedule shall be decided by both parties through negotiation in accordance with the schedule of purchase of silicon raw material from SUNPOWER and the Seller’s cell production progress.
4.4 Grace period of delivery and liabilities for breach: Grace period of delivery is 14 days following the deadline for delivery prescribed in the Contract. If the Seller fails to make delivery after the grace period, the Seller shall pay liquidated damages at the rate of USD0.01/W per week for delayed goods from the closing date of grace period; however, liquidated damages shall not exceed 5% of total price of the Contract. If the Seller fails to make delivery after the deadline of grace period, the Buyer has the right to purchase cells from other suppliers and not to assure the Seller that it will perform the obligation of purchasing subsequent cells under the Contract, while the Seller shall pay costs and expenses increased by change of the supplier.
4.4 The Seller shall provide related VAT invoices to the Buyer within 15 days after each delivery.
5.	Quality requirements and technical standards: See Appendix I (shipment and transportation terms in Article 5.4 thereof are inapplicable).

6.	Quantity and quality inspection and objection:
The Buyer shall complete quantity and quality inspection in accordance with the standard prescribed hereunder within seven days after picking up each batch of goods. Any quantity and quality claims shall be issued by Buyer in writing in three days upon detection, and shall be inspected by a third party agreed upon by both parties, if necessary.  If the Buyer fails to raise a claim within ten days after picking up the goods, the Seller’s products shall be deemed as qualified.

7.	Transfer
Neither party may transfer all or part of rights and obligations hereunder without written consent of the other party.

8.	Confidentiality
The parties and their employees, agents, representatives or consultants shall treat all terms and conditions of the Contract and any supplemental agreement thereof as trade secret, which shall not be disclosed to any third party without consent of the other party. Otherwise, the breaching party shall make compensation to the abiding party, which is twice of the direct or indirect losses suffered by the abiding party.

9.	Force majeure
Where either party hereof is unable to perform the Contract due to a force majeure event, the affected party shall within seven days after occurrence of such event notify the other party in writing and shall submit a written certification issued by a related department within fifteen days after the end of the event. The affected party could be partially or wholly exempted the liability in the light of the impact caused by the force majeure event. Where an event of force majeure occurs after the party’s delay in performance, the defaulting party shall not be released from its liabilities.

10.	Integrity Assurance
It shall be viewed as damage to other party’s interest if either party and its staff directly or indirectly give, in the name of the company or an individual, a gift of money, valuables, securities or provide an improper interest in otherwise forms to any employee of the receiving party, or either of the Buyer and Seller as well as its staff does, whether in the name of the company or an individual, any transaction similar to that contemplated hereunder with any employee of the other party or any third party introduced by any employee of the other party. The breaching party shall compensate as much as twice of the direct or indirect losses incurred by the other party by such reason, as well as the liquidated damages amounting to 20% of the total amount of this Contract per breach (up to 1,000,000).
Integrity reporting method:  reporting e-mail: JC@Chinasunergy.com; telephone: 8625-5276 6726.

11.	Dispute resolution
Any and all disputes arising from validity, performance and interpretation and so on of the Contract shall first be resolved by the parties through amicable consultation. In case no settlement has been reached, the disputes shall be governed by the people’s court of first instance with jurisdiction where the Seller is located. All related fees paid for litigation (including attorney fees, travel fees, evidence collection fees, notarization fees and litigation fees, etc) shall be borne by the losing party.

12.	Effective and miscellaneous
12.1The Contract shall take effect upon signature by both parties or seal by the special authorized agents. In case the contract text covers more than one page, seal on the perforation shall be affixed to such pages.
12.2 The Contract is in duplicate, with each party holding one counterpart respectively. Both counterparts shall have the same legal effect. The parties hereto shall send the original contract text to each other within three working days as of the date hereof. The fax copy shall have the same effect as the original.
12.3 Any matters not mentioned herein shall be mutually negotiated between both parties and be set forth in the supplemental agreements, which shall have the same legal effect as the Contract.
12.4 In case of conflict between the contents of Appendix I (Detailed product specifications) and those hereof, the contents hereof shall prevail.

The Seller: China Sunergy (Nanjing) Co., Ltd. /seal/	The Buyer: CEEG (Shanghai) Solar Science & Technology Co., Ltd. /seal/
Signature/seal:	Signature/seal:
Date:	Date:

Contract No.	Date	Goods summary
XS120080288	November 14, 2008	The first batch of 0.125MW cells shall be delivered before December 12, 2008 after the Seller receives 30% of prepayment from the Buyer.
XS120080298	November 26, 2008	This batch of 0.125MW cells shall be delivered by installments. Initial installment of solar cells shall be delivered before January 1, 2009 after the Buyer makes 30% of prepayment.

Supplemental Agreement

Contract No.: XS120080322

 Signing Place: Jiangning District, Nanjing

Through amicable negotiation between the Buyer and the Seller, the relevant terms stipulated in the following contracts (contract numbers:XS120080288 and XS120080298) will be modified as follows :

A. The content in original contracts numbered XS120080288 and XS120080298:

1. Goods summary
Name of goods	Specification and parameter	Quantity	Unit	Unit price(USD/W) Without 17% of Value added tax (“VAT”)	Amount (USD)
Monocrystalline 125×125mm crystal silicon solar cells	Monocrystalline 125*125mm Single cell efficiency: ≥16.75% Average efficiency:17.25% (SE or HP)	1.25	MW	3.65	4,562,500
In total		1.25	MW	3.65	4,562,500
Total amount (in words): Around RMB thirty six million five hundred thousand (subject to benchmark price of exchange rate between US dollar and RMB issued by Bank of China on the actual payment date). Amount under the Contract shall be settled on the basis of RMB. Unit price of cells in RMB= USD3.65*benchmark price of exchange rate between US dollar and RMB issued by Bank of China on the actual payment date *1.17

Remark: RMB price including 17% of VAT

The above content shall be modified as follows:

1. Goods summary
Name of goods	Specification and parameter	Quantity	Unit	Unit price(USD/W) Without 17% of Value added tax (“VAT”)	Amount (USD)
Monocrystalline 125×125mm crystal silicon solar cells	Monocrystalline 125*125mm Single cell efficiency: ≥16.75% Average efficiency: 17.25% (SE or HP)	1.25	MW	3.65	4,562,500
In total		1.25	MW	3.65	4,562,500
Unit price of cells in RMB= USD3.65*benchmark price of exchange rate between US dollar and RMB issued by Bank of China on the date when the Buyer prepays 30% of prepayment for each batch of solar cells*1.17

Remark: RMB price including 17% of VAT

B. Other terms shall refer to original contracts (the contract numbers are CG120080288 and CG120080298).

C. This agreement shall come into effect upon signature and seal by both parties.
The Seller: China Sunergy (Nanjing) Co., Ltd. /seal/	The Buyer: CEEG (Shanghai) Solar Science & Technology Co., Ltd. /seal/
Signature/seal:	Signature/seal:
Date:	Date: